GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended (the “Code”). “IRS” is the Internal Revenue Service.

For this type of account:			Give the SOCIAL SECURITY NUMBER OF—	For this type of account:		Give the EMPLOYER IDENTIFICATION NUMBER OF—
1.	An individual's account		The individual	6.	A valid trust, estate, or pension trust	The legal entity(4)
2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account(1)	7.	Corporate account or LLC electing corporate status on Form 8832	The corporation
3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)	8.	Association, club, religious, charitable, educational, or other tax-exempt organization account	The organization
4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1) The actual owner(1)	9.	Partnership account or multi-member LLC	The partnership
	b.	So-called trust account that is not a legal or valid trust under State law
5.	Sole proprietorship account or single-owner LLC		The owner(3)	10.	A broker or registered nominee	The broker or nominee
				11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agricultural program payments	The public entity
				12.	Sole proprietorship or single owner LLC	The owner(3)

1.	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's number must be furnished.
2.	Circle the minor's name and furnish the minor's social security number.
3.	You must show your individual name and you may also enter your business name or “DBA” name on the second line. You may use either your Social Security number or your Employer Identification number (if you have one). If you are a sole proprietor, IRS encourages you to use your Social Security number.
4.	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

Obtaining a Number

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. U.S. resident aliens who cannot obtain a Social Security number must apply for an ITIN (Individual Taxpayer Identification Number) on Form W-7.

Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

1.	An organization exempt from tax under Section 501(a) or an individual retirement plan or a custodial account under Section 403(b)(7) of the Code, if the account satisfies the requirements of Section 401(f)(2) of the Code.
2.	The United States or any agency or instrumentality thereof.
3.	A State, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.
4.	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
5.	An international organization or any agency or instrumentality thereof.

Other payees that MAY BE EXEMPT from backup withholding include the following:

6.	A corporation.
7.	A foreign central bank of issue.
8.	A dealer in securities or commodities required to register in the U.S., the District of Columbia or a possession of the U.S.
9.	A futures commission merchant registered with the Commodity Futures Trading Commission.
10.	A real estate investment trust.
11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.
12.	A common trust fund operated by a bank under Section 584(a) of the Code.
13.	A financial institution.
14.	A middleman known in the investment community as a nominee or custodian.
15.	A trust exempt from tax under Section 664 of the Code or a trust described in Section 4947 of the Code.

The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

IF the payment is for	THEN the payment is exempt for . . .

Interest and dividend payments	All exempt recipients except for 9
Broker transactions	Exempt recipients 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker
Barter exchange transactions and patronage dividends	Exempt recipients 1 through 5
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt recipients 1 through 7[2]
[1]	See Form 1099-MISC, Miscellaneous income, and its instructions.
[2]	However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f) of the Code, even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees; and payments for services paid by a federal executive agency.

Exempt payees described above that are U.S. persons (including a U.S. resident alien individual) should file Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR NAME, ADDRESS, STATUS AND TAXPAYER IDENTIFICATION NUMBER, CHECK “EXEMPT” IN PART 4 OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH THE PAYER A COMPLETED INTERNAL REVENUE FORM W-8BEN, W-8ECI, W-8IMY or W-8EXP, AS APPLICABLE.

Privacy Act Notice. Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The  IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The  IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2)	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3)	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
(4)	Misuse of TINs. If the requester discloses or uses TINs in violation of Federal law, the register may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.